COHEN & STEERS SELECT UTILITY FUND, INC.

Articles of Amendment
to the
Articles Supplementary Creating and Fixing the Rights of
Series T7-2 Taxable Auction Market Preferred Shares

Cohen & Steers Select Utility Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore in the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and
Taxation of Maryland (the "Department") that:
FIRST: Section 11 of Part I of the Corporation's Articles Supplementary
 Creating and Fixing the Rights of Series T7-2 Taxable Auction Market Preferred Shares (the "Articles Supplementary") is hereby amended by deleting Section 11 in its entirety and substituting in lieu thereof the following:

11.	Certain Other Restrictions. So long as any shares of the Series are
 Outstanding and S&P, Moody's or any Other Rating Agency that is rating such shares so requires, the Corporation will not, unless it has received written confirmation from S&P (if S&P is then rating the Series), Moody's
 (if Moody's is then rating the Series) and (if applicable) such Other
Rating Agency, that any such action would not impair the rating then assigned by such Rating Agency to the Series, engage in any one or more of the following transactions:
(a) issue senior securities except in conformity with the limits set forth in the 1940 Act or pursuant to exemptive relief;
(b) except in connection with a refinancing of the Series, issue additional shares of any series of preferred stock, including the Series, or reissue any shares of preferred stock, including the Series previously purchased or redeemed by the Corporation;
(c)   engage in any short sales of securities;
(d)   lend portfolio securities;
(e)   merge or consolidate into or with any other fund;
(f)   change the Pricing Service referred to in the definition of Market Value;
 or
(g)   enter into reverse repurchase agreements.
(h) For so long as the Series is rated by S&P and Moody's, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P and Moody's that engaging in such transactions will not impair the ratings then assigned to the Series by S&P and Moody's.
(i) Notwithstanding the requirement set forth in this Section 11 to obtain written confirmation from S&P (if S&P is then rating the Series) prior to engaging in any one or more of the transactions set forth in Section 11(a)-(h), that any such action would not impair the rating then assigned by S&P to the Series, the Corporation may enter into certain S&P Hedging Transactions provided the following requirements are met:
(i) for each net long or short position in S&P Hedging Transactions, the Corporation will maintain in a segregated account with the Corporation's custodian an amount of cash or readily marketable securities having a value, when added to any amounts on deposit with the Corporation's futures commission merchants or brokers as margin or premium for such position, at least equal to the market value of the Corporation's potential obligations on such position, marked-to-market on a daily basis, in each case as and to the extent required by the applicable rules or orders of the Commission or by interpretations of the Commission's staff;
(ii) the Corporation will not engage in any S&P Hedging Transaction which would cause the Corporation at the time of such transaction to own or have sold the lesser of outstanding futures contracts based on any of the aforementioned indices exceeding in number 10% of the average number of daily traded futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;
(iii) the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (1) the
Corporation does not have S&P Eligible Assets with an aggregate Discounted
 Value equal to or greater than the Preferred Share Basic Maintenance Amount on two consecutive Valuation Dates and (2) the Corporation is required to pay variation margin on the second such Valuation Date;
(iv) the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon at least one week prior to the delivery date under the terms of the futures contract or option thereon unless the corporation holds the securities deliverable under such terms;
(v) when the Corporation writes a futures contract or option thereon, either the amount of margin posted by the Corporation (in the case of a futures contract) or the marked-to-market value of the Corporation's obligation (in the case of a put option written by the Corporation) shall be treated as a liability of the Corporation for purposes of calculating the Preferred Share
 Basic Maintenance Amount, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security and the Corporation does not wish to treat its obligations with respect thereto as a liability for purposes of calculating the Preferred Shares
Basic Maintenance Amount, it shall hold such underlying security in its portfolio and shall not include such security to the extent of such contract or option as an S&P Eligible Asset;
(vi) when the Corporation engages in credit default swaps, the swaps will be transacted according to International Swap Dealers Association ("ISDA") standards. If premiums are not paid in advance, they will be counted as a liability for the Preferred Shares Basic Maintenance Amount and 40 Act
Coverage Tests. The Corporation may not sell credit protection;
(vii) when the Corporation engages in interest rate and currency swaps, the transactions meet ISDA standards; The counterparty to the swap transaction has a minimum short-term rating of "A-1/AA-" or the equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's minimum senior unsecured long-term debt rating is "A-1/A+", or the equivalent by S&P, or higher; the original aggregate notional amount of the interest rate swap transaction or transactions is not greater than the liquidation preference of the Series; the interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Corporation fails to maintain an aggregate Discounted Value that is at least equal to the basic maintenance amount on two consecutive valuation dates, then the swap agreement will terminate immediately; for the purpose of calculating the asset coverage test, 90% of any positive mark-to-market valuation of the Corporation's rights are eligible assets. One hundred percent of any negative mark-to-market valuation of the Corporation's rights will be included in the calculation of the basic maintenance amount; and the Corporation maintains liquid assets with a value that is at least equal to the net amount of the excess, if any, of the Corporation's obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, the Corporation must maintain liquid and unencumbered assets with a value at least equal to the full amount of its accrued obligations under the agreement. For caps/floors, the Corporation must maintain liquid assets with a value that is at least equal to the Corporation's obligations for such caps or floors;
(viii) when the Corporation engages in short sales, the Corporation segregates liquid and unencumbered assets in an amount that, when combined with the amount of collateral deposited with the broker in connection with the short sale, equals the current market value of the security sold short. If the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short, and the Corporation is required to segregate such securities while the short sale is outstanding; and the transaction will be marked-to-market daily by the counterparty;
(ix) when the Corporation engages in margin purchases, the Corporation segregates liquid and unencumbered assets in an amount that, when combined with the amount of collateral deposited with the broker in connection with the margin purchase, equals the current net obligation of the Corporation;
 and the transaction is marked-to-market daily by the counterparty;
(x) when the Corporation engages in reverse repurchase agreements, the counterparty is rated at least "A-1/A+" and the agreement matures in 30 days or sooner; or the counterparty is rated "A-1/A+" and the transaction matures between 30 and 183 days; and the securities are marked-to-market daily by the counterparty; and
(xi) when the Corporation engages in security lending for periods of 30 days or less, the counterparty must be rated at least A-1/A+ and the Corporation must follow all requirements of the 1940 Act.
SECOND:  The definition of "S&P Discount Factor" contained in Section
 17 of Part I of the Corporation's Articles Supplementary Creating and
 Fixing the Rights of Series T7-2 Taxable Auction Market Preferred
Shares is hereby amended by deleting subsection (b).

THIRD:  The definition of "S&P Hedging Transactions" contained in
Section 17 of Part I of the Corporation's Articles Supplementary Creating and Fixing the Rights of Series T7-2 Taxable Auction Market Preferred Shares is hereby deleted and replaced with the following:

"S&P Hedging Transactions": For so long as any Series is rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the rating then assigned to the Series by S&P, except that the Corporation may purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations:

Futures and Options:

1. S&P Hedging Transactions may not exceed the notional value of the preferred shares outstanding;

2. the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event
 (A) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Basic
Maintenance Amount on two consecutive Valuation Dates and (B) the Corporation is required to pay variation margin on the second such Valuation Date;

3. the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms; and

4. when the Corporation writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid securities ( in a segregated account with the Corporation's custodian, so that the amount so segregated plus the amount of initial margin and variation margin held in the account of or on behalf of the Corporation's broker with respect to such futures contract or option equals the Market Value of the Corporation's futures contract or option, marked-to-market on a daily basis, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

Credit Default Swap entered into according to International Swap Dealers
 Association ("ISDA") standards, if premiums not paid in advance, will be counted as a liability for purpose of the Preferred Shares Basic
Maintenance Amount; the Corporation is not the seller of credit protection.

Interest Rate Swaps:

1. The Corporation may engage in interest rate swaps if it is accordance to ISDA standards;

2. the counterparty to the swap transaction has a minimum short-term rating of "A-1/A+" or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's minimum senior unsecured long-term debt rating is "A+", or equivalent by S&P, or higher;

3. The original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the Series;

4. The interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Corporation fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive valuation dates then the agreement shall terminate immediately;

5. For the purpose of calculating the Preferred Shares Basic Maintenance Amount, 90% of any positive mark-to-market valuation of the Corporation's rights will be eligible assets. 100% of any negative mark-to-market valuation of the Corporation's rights will be included in the calculation of the basic maintenance amount;

6. The Corporation must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the Corporation's obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the Corporation's accrued obligations under the agreement. For caps/floors, must maintain liquid assets with a value at least equal to the Corporation's obligations with respect to such caps or floors.

Short Sales

The Corporation may engage in short sales of securities or short sales against the box if:

1. the Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding; and

2.    The transaction will be marked to market daily by the counterparty.

Margin Purchase:

1. The Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the margin purchase equals the current net obligation of the Corporation; and

2.    The transaction will be marked to market daily by the counterparty.

Reverse Repurchase Agreement:

The Corporation may engage in reverse repurchase agreements if:

1. the counterparty is rated at least A-1/A+ and the agreement matures in 30 days or less, or
2. the counterparty must be rated AA-/A-1+ if the transaction matures in more than 30 days but less than 183 days, and
3.    the securities are marked to market daily by the counterparty.

FOURTH:  The definition of "Moody's Eligible Assets" contained in Section
 17 of Part I of the Corporation's Articles Supplementary Creating and
Fixing the Rights of Series T7-2 Taxable Auction Market Preferred Shares
is hereby amended by adding the following at the end of the definition:
 Where the Corporation sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Corporation is required to pay upon repurchase of such asset will count as a liability for the purposes of the
 Preferred Shares Basic Maintenance Amount. Where the Corporation purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Corporation thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody's Eligible
 Asset. For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.
For purposes of valuation of Moody's Eligible Assets: (A) if the Corporation writes a call option, the underlying asset will be valued as follows: (1) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the Series, at the lower of the Discounted Value of the underlying security of the option and the exercise price of the option or (2) otherwise, it has no value; (B) if the Corporation writes a put option, the underlying asset will be valued as follows: the lesser of (1) exercise price and (2) the Discounted Value of the underlying security; and (C) call or put option contracts which the Corporation buys have no value. For so long as the Series is rated by
 Moody's: (A) the Corporation will not enter into an option transaction with respect to portfolio securities unless, after giving effect thereto, the Corporation would continue to have Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic
Maintenance Amount; (B) the Corporation will not enter into an option transaction with respect to portfolio securities unless after giving effect to such transaction the Corporation would continue to be in compliance with the provisions relating to the Preferred Shares Basic
 Maintenance Amount; (C) for purposes of the Preferred Shares Basic Maintenance Amount assets in margin accounts are not Eligible Assets;
and (D) where delivery may be made to the Corporation with any of a class of securities, the Corporation will assume for purposes of the Preferred Shares Basic Maintenance Amount that it takes delivery of that security which yields it the least value.
FIFTH: Section 17 of Part I of the Corporation's Articles Supplementary Creating and Fixing the Rights of Series T7-2 Taxable Auction Market
 Preferred Shares is hereby amended by adding the following immediately after the definition of "Moody's Eligible Assets":
"Moody's Hedging Transactions" means purchases or sales of exchange-traded financial futures contracts based on any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded put options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded call options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, subject to the following limitations:
(i)  the Corporation will not engage in any Moody's Hedging Transaction based on any index approved by Moody's (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:
(A)  Outstanding financial futures contracts based on such index exceeding in number 10% of the average number of daily traded financial futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or
(B)  Outstanding financial futures contracts based on any index approved by Moody's having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Corporation constituting Moody's Eligible
Assets owned by the Corporation;
(ii) The Corporation will not engage in any Moody's Hedging Transaction based on Treasury Bonds (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:
(A) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market value exceeding 20% of the aggregate Market Value of Moody's Eligible Assets owned by the Corporation and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P); or
(B) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 50% of the aggregate Market Value of all portfolio securities of the Corporation constituting Moody's Eligible Assets owned by the Corporation (other than
 Moody's Eligible Assets already subject to a Moody's Hedging Transaction) and rated Baa or A by Moody's (or, if not rated by Moody's but rated by
S&P, rated A or AA by S&P);
(iii)  The Corporation will engage in Closing Transactions to close out any outstanding financial futures contract based on any index approved by
 Moody's if the amount of open interest in such index as reported by The
Wall Street Journal is less than an amount to be mutually determined by Moody's and the Corporation;
(iv)  The Corporation will engage in a Closing Transaction to close out any outstanding financial futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a financial futures contract by no later than the first Business Day of the month in which such option expires;
(v) The Corporation will engage in Moody's Hedging Transactions only with respect to financial futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter; and
(vi) The Corporation will not enter into an option or futures transaction unless, after giving effect thereto, the Corporation would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Share Basic Maintenance Amount.
(vii) Swaps (including Total Return Swaps, Interest Rate Swaps, Currency Swaps and Credit Default Swaps): Total return and Interest Rate Swaps are subject to the following provisions:
(A) Only the cumulative unsettled profit and loss from a Total Return Swap transaction will be calculated when determining the AMPS Basic Maintenance Amount. If the Corporation has an outstanding gain from a swap transaction on a Valuation Date, the gain will be included as a Moody's Eligible Asset subject to the Moody's Discount Factor on the counterparty to the swap transaction. If the Corporation has an outstanding liability from a swap transaction on a Valuation Date, the Corporation will subtract the outstanding liability from the total Moody's Eligible Assets in calculating the AMPS Basic Maintenance Amount.
In addition, for swaps other than Total Return Swaps, the Market Value of the position (positive or negative) will be included as a Moody's Eligible
 Asset. The aggregate notional value of all swaps will not exceed the Liquidation Preference of the Outstanding AMPS. At the time a swap is executed, the Corporation will only enter into swap transactions where the counterparty has at least a Fitch rating of A- or Moody's long-term rating of A3.
(B) (1) The underlying securities subject to a Credit Default Swap sold by the Corporation will be subject to the applicable Moody's Discount Factor for each security subject to the swap;
(2) If the Corporation purchases a Credit Default Swap and holds the underlying security, the Market Value of the Credit Default Swap and the underlying security will be included as a Moody's Eligible Asset subject to the Moody's Discount Factor assessed based on the counterparty risk and the duration of the swap agreement; and
(3) The Corporation will not include a Credit Default Swap as a Moody's Eligible Asset purchased by the Corporation without the Corporation holding the underlying security or when the Corporation buys a Credit Default Swap for a basket of securities without holding all the securities in the basket. If not otherwise provided for above, derivative instruments shall be treated as follows: Any derivative instruments will be valued pursuant to the Corporation's valuation procedures on a Valuation Date. The amount of the net payment obligation and the cost of a closing transaction, as appropriate, on any derivative instrument on a Valuation Date will be counted as a liability for purposes of determining the Preferred Shares Basic Maintenance Amount
(e.g., a written call option that is in the money for the holder). Any derivative instrument with respect to which the Corporation is owed payment on the Valuation Date that is not based upon an individual security or securities that are Moody's Eligible Assets will have a mutually agreed upon valuation by Moody's and the Corporation for purposes of determining Moody's Eligible Assets. Any derivative instrument with respect to which the
Corporation is owed payment on the valuation date that is based upon an individual security or securities that are Moody's Eligible Assets (e.g., a purchased call option on a bond that is in the money) will be valued as follows for purposes of determining Moody's Eligible Assets: (A) For such derivative instruments that are exchange traded, the value of the in-the-money
 amount of the payment obligation to the Corporation will be reduced by applying the Moody's Discount Factor (as it would apply to the underlying security or securities) and then added to Moody's Eligible Assets; and (B) for such derivative instruments that are not exchange traded, the value of the in-the-money amount of the payment obligation to the Corporation will be (1) reduced as described in (A) and (B) further reduced by applying to the remaining amount the Moody's Discount Factor determined by reference to the credit rating of the derivative counterparty with the remaining amount after these reductions then added to Moody's Eligible Assets.
For purposes of determining whether the Corporation has Moody's Eligible Assets with an aggregate Discounted Value that equals or exceeds the AMPS
 Basic Maintenance Amount Test, the Discounted Value of all Forward Commitments to which the Corporation is a party and of all securities deliverable to the Corporation pursuant to such Forward Commitments shall be zero.
SIXTH: 	The amendments set forth in these Articles of Amendment were duly approved by the Board of Directors in accordance with Part I, Sections
6(k) and 16 of the Articles Supplementary and the Maryland General Corporation Law. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval of the amendments set forth in these Articles of Amendment.
SEVENTH: 	The amendments contemplated by these Articles of
Amendment do not increase the authorized stock of the Corporation or the aggregate par value thereof.

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IN WITNESS WHEREOF, COHEN & STEERS SELECT UTILITY FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its
Secretary as of this 29th day of January, 2008.
WITNESS:
By: /s/ Francis C. Poli
Name: Francis C. Poli
Title: Secretary

COHEN & STEERS SELECT UTILITY FUND, INC.


By: /s/ Adam M. Derechin
Name: Adam M. Derechin
Title: President and Chief Executive Officer

THE UNDERSIGNED, President of the COHEN & STEERS SELECT UTILITY FUND,
 INC., who executed on behalf of the Corporation the foregoing Articles of Amendment hereby acknowledges the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By: /s/ Adam M. Derechin
Name: Adam M. Derechin
Title: President and Chief Executive Officer